UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K
____________________

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 12, 2010

TEXAS INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-4887	75-0832210
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1341 West Mockingbird Lane, Dallas, Texas	75247
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code:  (972) 647-6700

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 12, 2010, Texas Industries, Inc. and its subsidiary guarantors (collectively, “we” or “us”) entered into the Third Amendment to Second Amended and Restated Credit Agreement with Bank of America, N.A., as Administrative Agent and lender, L/C issuer and swing line lender, and the other lenders that are party thereto (the “Third Amendment”). The Third Amendment amends the covenant in our senior secured credit facility that limits our ability to prepay, pay, redeem or purchase our 7¼% Senior Notes due 2013 (the “7¼% Senior Notes”) and certain other debt (“Other Debt”). The Third Amendment adds a provision that permits us to prepay, pay, redeem or purchase the 7¼% Senior Notes or Other Debt using the proceeds from new senior notes or certain other permitted debt in an amount not less than the amount of such 7¼% Senior Notes or Other Debt being prepaid, paid, redeemed or purchased.

In addition, the Third Amendment amends the definition of “Senior Notes” in a manner that clarifies that new senior notes, with terms (excluding interest rates and fees), provisions and covenants that are substantially the same as (or, taken as a whole, at least as favorable to us as) those in the Indenture dated July 6, 2005 governing the 7¼% Senior Notes will be permitted debt under our Second Amended and Restated Credit Agreement.

A copy of the Third Amendment is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 12, 2010, the Company amended its financial obligations as set forth in Item 1.01, above.

Item 9.01	Financial Statements and Exhibits.

(c)               Exhibits.

10.1
Third Amendment to Second Amended and Restated Credit Agreement, dated April 12, 2010, among the Company, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and the lenders that are parties thereto

.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Texas Industries, Inc.

By: /s/ Frederick G. Anderson Frederick G. Anderson Vice President and General Counsel

Date:	April 13, 2010

EXHIBIT INDEX

Exhibit
Number	Description

10.1
Third Amendment to Second Amended and Restated Credit Agreement, dated April 12, 2010, among the Company, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and the lenders that are parties thereto.